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                                                                    EXHIBIT 16.1



                         [Letterhead of Kelly & Company]



August 7, 2001



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Re:  Electropure, Inc.

We have read the statements that we understand Electropure, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/S/  KELLY & COMPANY

Kelly & Company